Exhibit (h)(1)(iv)

AMENDMENT TO SCHEDULE B TO THE AMENDMENT TO THE TRANSFER AGENCY

AGREEMENT BETWEEN PROFUNDS, ACCESS ONE TRUST AND BISYS FUND

SERVICES INC.

Dated as of April 27, 2005

TRANSFER AGENT FEES

In consideration of the services rendered pursuant to this Agreement, BISYS shall be paid the following fees by the ProFunds Trust and the Access One Trust on the first business day of each month, or at such other time(s) as the parties hereto shall agree.

I.	BASE FEES:

A.	Base Fee covering all Funds of the ProFunds Trust in the aggregate and all Funds of the Access One Trust in the aggregate, other than the Funds described in I.B. below:

$1,250,000 per annum

B.	For Funds of the Access One Trust which have been established for proprietary purposes, the Base Fee is to be based on the number of such Funds in the Access One Trust, the designation of which shall be determined in the sole discretion of the Access One Trust upon reasonable notice to BISYS, which notice shall serve as an amendment to this Schedule B. As of the date hereof, the following two Funds fall within this category: Access High Yield Fund and Access Money Market Fund.

NUMBER OF FUNDS	BASE FEE PER ANNUM
1-2 FUNDS	$50,000
3-5 FUNDS	$70,000
6-10 FUNDS	$100,000
OVER 10 FUNDS	To be agreed by the parties, if such additional Funds are established

C.	Additional Per Fund Fee for all VP Funds:

$8,500	per annum

II.	PER ACCOUNT FEE:

In addition to the fees set forth in I. above, the following per-account fee shall apply:

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

A.	Base Fee covering all Funds of the ProFunds Trust in the aggregate and all Funds of the Access One Trust in the aggregate, other than the Funds described in II.B. below:

ACCOUNT TYPE	FEE PER ACCOUNT
OPEN RETAIL ACCOUNT	$75.00
OPEN INSTITUTIONAL ACCOUNT	$20.00
OPEN NETWORKED ACCOUNT	$10.00

B.	For Funds of the Access One Trust which have been established for proprietary purposes, the Base Fee is to be based on the number of such Funds in the Access One Trust, the designation of which shall be determined in the sole discretion of the Access One Trust upon reasonable notice to BISYS, which notice shall serve as an amendment to this Schedule B. As of the date hereof, the following two Funds fall within this category: Access High Yield Fund and Access Money Market Fund.

ACCOUNT TYPE	FEE PER ACCOUNT
OPEN NON-NETWORKED ACCOUNT	$15.00
OPEN NETWORKED ACCOUNT	$10.00
PER CLOSED ACCOUNT	$1.00
BLOCK ACCOUNT SET-UP FEE (OVER 200 ACCOUNTS)*	$10.00

* This applies if a block of 200 or more accounts are set up within one week.

III.	AML FEES AND COSTS:

A.	In addition, the following fees and expenses apply to the AML Services:

1.	Annual program servicing for ProFunds Trust
(to be billed in equal monthly amounts of $583.33):

$7,000.00

2.	Annual program servicing for Access One Trust
(to be billed in equal monthly amounts of $291.66):

$3,500.00

3.	Systems costs:

a. Early Warning annual fee: $575.00

b. Early Warning per record cost for new account* registration review – does not apply to Network Level III accounts: $0.22

*Changes to account registration information or other account- related information may result in characterizing the account as a “new account” for these purposes.

c. Equifax – per request cost: $5.00

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Schedule B to be duly executed all as of the day and year first above written.

PROFUNDS

By:
Name:	Louis M. Mayberg
Title:	President

ACCESS ONE TRUST

By:
Name:	Louis M. Mayberg
Title:	President

BISYS FUND SERVICES, INC.

By:
Name:
Title: